1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
Lacombe Medical Office Building Near New Orleans

NEW ORLEANS (March 10, 2010) – Grubb & Ellis Healthcare REIT II, Inc. today announced the acquisition of Lacombe Medical Office Building, an approximately 34,000-square-foot, multi-tenant medical facility in the New Orleans suburb of Lacombe. The acquisition closed on March 5, 2010.

Located at 64030 Highway 434, Lacombe Medical Office Building is on the campus of, and physically connected to, Louisiana Medical Center and Heart Hospital, named one of the nation’s 100 Top Hospitals® for cardiovascular care by Thomson Reuters in 2008. In 2009, the hospital completed a $40 million, 120-bed, 109,000-square-foot patient tower, which more than tripled its patient capacity.

“As a fully leased facility located on the campus of a thriving medical center, Lacombe Medical Office Building is an ideal acquisition for Grubb & Ellis Healthcare REIT II,” said Danny Prosky, president and chief operating officer. “Additionally, this off-market acquisition is attractively priced and will be immediately accretive to our bottom line.”

Lacombe Medical Office Building is 100 percent leased to five tenants, all of which specialize in the field of cardiac surgery. The property was acquired from CC Lacombe, LLC, an unaffiliated third party, represented by Doug Connell of Grubb & Ellis Company. Grubb & Ellis Healthcare REIT II financed this acquisition with cash proceeds received from its offering.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Named to The Global Outsourcing 100™ in 2009 by the International Association of Outsourcing Professionals™, Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the value of the acquisition of Lacombe Medical Office Building, its occupancy, whether its proximity to Louisiana Medical Center and Heart Hospital is advantageous, and the property being immediately accretive to our bottom line. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of Lacombe Medical Office Building, its tenants and/or the Louisiana Medical Center and Heart Hospital; uncertainties relating to the local economy of the Greater New Orleans region; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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